EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 17, 2020, with respect to the consolidated financial statements of Rayonier Operating Company LLC and the financial statement schedule in the Registration Statement (Form S-4) and related Prospectus of Rayonier, L.P. for the registration of units representing limited partnership interests in Rayonier, L.P.

/s/ Ernst & Young LLP

Jacksonville, Florida

March 17, 2020